As filed with the Securities and Exchange Commission on April 2, 2007

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_______________________________________________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_______________________________________________________

First Responder Products Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-2721447
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

7047 East Greenway Parkway, Suite 250 Scottsdale, Arizona 85254
(Address, including Zip Code, of Principal Executive Offices)

FIRST RESPONDER PRODUCTS INC. 2007 STOCK OPTION PLAN

(Full Title of the Plan)

Richard Reincke

Secretary and

Chief Financial Officer

First Responder Products Inc.

7047 East Greenway Parkway, Suite 250

Scottsdale, Arizona 85254

(480) 659-2389

(Name, address, including zip code, and telephone number, including area code, of Agent for Service)

Copies to:

Aaron D. McGeary, Esq.

The McGeary Law Firm

405 Airport Fwy., Suite 5

Bedford, Texas 76021

Tel. (817)-282-5885

(817)-282-5886 (fax)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Proposed Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Amount of Registration Fee

First Responder Products Inc. 2007 Stock Option Plan
Common stock (par value $0.001 per share)	10,000,000	$1.00	$10,000,000	$307.00

(1) This registration statement also covers any additional shares of common stock which become issuable under the First Responder Products Inc. 2007 Stock Option Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock.

(2) Estimated solely for the purpose of calculating the registration fee under Rule 457(h) of the Securities Act.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.    Plan Information.

Not included in this Registration Statement but provided or to be provided to Plan participants pursuant to Rule 428(b) of the Securities Act of 1933, as amended (the "Securities Act"). The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) (230.428(b)(1)). Such documents need not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 (230.424). These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. See Rule 428(a)(1) (Sec. 230.428(a)(1)).

Item 2. Registrant Information and Employee Plan Annual Information.

The documents incorporated by reference in Item 3 of Part II of this registration statement are incorporated by reference in the Section 10(a) prospectus and these documents are available, without charge, upon written or oral request directed to First Responder Products Inc., att: Richard Reincke, Chief Financial Officer, at 7047 East Greenway Parkway, Suite 250, Scottsdale, Arizona 85254, tel. (480) 659-2389. All other documents required to be delivered to employees pursuant to Rule 428(b) (Sec. 230.428(b)) are also available without charge, upon written or oral request, at the same address and telephone number.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to documents we file with the SEC. The information incorporated by reference is considered to be part of this registration statement. Information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act until all of the shares covered by this registration statement have been sold or deregistered:

•

Quarterly Report on Form 10-QSB for the quarter ended January 31, 2007; and

•

The information, including audited financial statements and description of our common stock, contained in our Registration Statement on Form SB-2 (File No. 33-139751) filed on December 29, 2006.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Our company is a Delaware corporation. Article Sixth of our Certificate of Incorporation dated February 15, 2005 and our Amended and Restated Certificate of Incorporation dated October 26, 2005 provides, among other things, that our officers and directors shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same exists or may hereafter be amended.  Accordingly, our directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act of omission, unless the act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

The Delaware General Corporation Law currently provides that a director of a Delaware corporation may not be exempted from liability for:

•

any breach of such director’s duty of loyalty to us or our shareholders;

•

acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•

liability for unlawful payments of dividends or unlawful stock purchase or redemption by us; or

•

for any transaction from which such director derived any improper personal benefit.

Accordingly, our directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act of omission, unless such act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

Section 145 of the Delaware General Corporation Law provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to or is involved in any pending, threatened, or completed civil, criminal, administrative, or arbitration action, suit, or proceeding, or any appeal therein or any inquiry or investigation which could result in such action, suit, or proceeding, because of his or her being or having been our director, officer, employee, or agent or of any constituent corporation absorbed by us in a consolidation or merger or by reason of his or her being or having been a director, officer, trustee, employee, or agent of any other corporation or of any partnership, joint venture, sole proprietorship, trust, employee benefit plan, or such enterprise, serving as such at our request or of any such constituent corporation, or the legal representative of any such director, officer, trustee, employee, or agent, from and against any and all reasonable costs, disbursements, and attorney’s fees, and any and all amounts paid or incurred in satisfaction of settlements, judgments, fines, and penalties, incurred or suffered in connection with any such proceeding.

We anticipate that we will enter into indemnification agreements with each of our directors, executive officers and controlling persons pursuant to which we will agree to indemnify each such person for all expenses and liabilities, including criminal monetary judgments, penalties and fines, incurred by such person in connection with any criminal or civil action brought or threatened against such person by reason of such person being or having been our director, officer or controlling person. To be entitled to indemnification by us, the person must have acted in good faith and in a manner the person believed to be in our best interests and, with respect to criminal actions, the person must have had no reasonable cause to believe his or her conduct was unlawful.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits specified on the attached "Exhibit Index" are filed as part of this S-8 registration statement pursuant to Item 601 of Regulation S-B and are specifically incorporated herein by this reference.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions summarized in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, Arizona, on the 2nd day of April, 2007.

FIRST RESPONDER PRODUCTS INC.

By:	/s/ Eric Johnson
Eric Johnson
Its:	Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Eric Johnson as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Eric Johnson	chairman, president, chief	April 2, 2007
Eric Johnson	executive officer and director

/s/ Richard Reincke	secretary, principal financial	April 2, 2007
Richard Reincke	officer, principal accounting officer, and director

EXHIBIT INDEX

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation (incorporated by reference to our Registration Statement on Form SB-2 (File No. 33-139751, Exhibit 3.3) filed December 29, 2007).
4.2	Bylaws (incorporated by reference to our Registration Statement on Form SB-2 (File No. 33-139751, Exhibit 3.4) on December 29, 2007).
5	Opinion of McGeary Law Firm
23.1	Consent of McGeary Law Firm (included in Exhibit 5).
23.2	Consent of Independent Auditors.
24	Power of Attorney (included on Signature Page).
99.1	First Responder Products Inc. 2007 Stock Option Plan